                            DUPONT PHOTOMASKS, INC.
                                100 TEXAS AVENUE
                            ROUND ROCK, TEXAS 78664
                                  512-310-6559

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 27, 1997

                            ------------------------

To the Stockholders of
  DUPONT PHOTOMASKS, INC.

    Notice is hereby given that the 1997 Annual Meeting of Stockholders of DuPont Photomasks, Inc. (the "Company") will be held in the San Jacinto East Room of the Four Seasons Hotel, 98 San Jacinto Blvd., Austin, Texas 78701, on Monday, October 27, 1997 at 10:00 a.m. Austin time, and any adjournment thereof, for the following purposes:

    (1) To elect nine directors to the Board of Directors;

    (2) To approve the adoption of the 1997 Stock Option and Restricted Stock Plan;

    (3) To ratify the selection of independent accountants; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors recommends election of the nominees for directors, the approval of the adoption of the 1997 Stock Option and Restricted Stock Plan and the ratification of the selection of independent accountants named in the accompanying Proxy Statement.

    E.I. du Pont de Nemours and Company, through its wholly-owned subsidiary, DuPont Chemical and Energy Operations, Inc., beneficially owned 10,500,000 shares of Common Stock (approximately 69.3% of the outstanding shares of Common Stock) on the record date and thus will be able to elect all of the nominees for directors, approve the adoption of the 1997 Stock Option and Restricted Stock Plan and to ratify the selection of independent accountants.

    Stockholders of record at the close of business on September 8, 1997 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited and urged to attend the meeting. Regardless of whether you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy card in the enclosed self-addressed postage-paid envelope. You may still attend and vote in person at the meeting if you wish, even though you may have submitted your proxy prior to the meeting. The Bylaws of the Company require that the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

    Your support for the Company is greatly appreciated.

                                          By order of the Board of Directors

                                                 /S/ J. MICHAEL HARDINGER
                                          --------------------------------------

                                          J. Michael Hardinger
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

September 15, 1997

                            DUPONT PHOTOMASKS, INC.

                                100 TEXAS AVENUE
                            ROUND ROCK, TEXAS 78664

                            ------------------------

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                           OF DUPONT PHOTOMASKS, INC.

                SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of DuPont Photomasks, Inc. (the "Company" or "DPI"), to be voted at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held at the time and place and for the purposes set forth in the accompanying Notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone or telecopy or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by the Company. You may vote in person at the Annual Meeting, if you wish, even though you have previously mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to stockholders beginning on or about September 26, 1997.

    All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company, unless the stockholder granting such proxy votes in person at the Annual Meeting.

                              VOTING OF SECURITIES

    The record date for the determination of stockholders entitled to vote at the Annual Meeting is September 8, 1997. As of such date, the Company had outstanding 15,154,600 shares of Common Stock, $.01 par value per share (the "Common Stock"). The Common Stock is the only class of stock of the Company outstanding and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held. All votes on the proposals set forth below will be taken by ballot. For purposes of the votes on all proposals set forth below, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. The stockholders present at the Annual Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Annual Meeting.

                       BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth certain information regarding the beneficial ownership, as of the close of business on September 8, 1997, of shares of Common Stock by each person who is known to the Company to be a beneficial owner of 5% or more of the Common Stock, each current director (each of whom is a nominee), each executive officer named in the Summary Compensation Table hereinafter set forth, and all current directors and executive officers of the Company as a group. AS OF SEPTEMBER 8, 1997, E.I. DU PONT DE NEMOURS AND COMPANY ("DUPONT"), THROUGH ITS WHOLLY-OWNED SUBSIDIARY DUPONT CHEMICAL AND ENERGY OPERATIONS, INC. ("DCEO"), OWNED 10,500,000 SHARES (APPROXIMATELY 69.3%) OF THE COMMON STOCK. AS A RESULT, DUPONT HAS SUFFICIENT VOTING POWER TO CONTROL THE DIRECTION AND POLICIES OF THE COMPANY, INCLUDING ANY MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY, TO ELECT THE MEMBERS OF THE BOARD, AND TO PREVENT OR CAUSE A CHANGE IN CONTROL OF THE COMPANY. The Common Stock is the only class of voting securities outstanding. Unless otherwise indicated, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified.

                                                                                          SHARES BENEFICIALLY OWNED
                                                                                         ----------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                     NUMBER(2)       PERCENT
---------------------------------------------------------------------------------------  ---------------  -----------
E.I. du Pont de Nemours and Company....................................................    10,500,000(3)       69.3%
    1007 Market Street
    Wilmington, Delaware 19898

J. Michael Hardinger...................................................................        41,460          *

John L. Doyle..........................................................................         6,250          *

John C. Hodgson........................................................................    10,500,500(4)       69.3%

Charles O. Holliday....................................................................    10,501,000(4)       69.3%

Peter G. Kehoe.........................................................................    10,501,000(4)       69.3%

Gary W. Pankonien......................................................................         8,250          *

John C. Sargent........................................................................    10,500,300(4)       69.3%

Marshall C. Turner.....................................................................         3,550          *

Susan A. Vladuchick....................................................................    10,502,000(4)       69.3%

Preston M. Adcox.......................................................................           713          *

Gerard Cognie..........................................................................        30,916(5)       *

David S. Gino..........................................................................         9,537          *

Kenneth A. Rygler......................................................................         5,537          *

All executive officers and directors as a group (15 persons)...........................    10,621,824(4)       70.1%

------------------------

*   Less than 1%.

(1) The address for all officers and directors is 100 Texas Avenue, Round Rock, Texas 78664.

(2) Does not include shares purchasable more than 60 days after September 8, 1997 pursuant to options granted, and shares of restricted stock granted but not issued as of September 8, 1997, to directors and named executive officers under the Company's stock plans, as follows:

                                                                                     RESTRICTED
EXECUTIVE OFFICER OR DIRECTOR                                       OPTION SHARES       STOCK
------------------------------------------------------------------  -------------  ---------------
J. Michael Hardinger..............................................      109,381          14,236
John L. Doyle.....................................................        9,750          --
Gary W. Pankonien.................................................        9,750          --
Marshall C. Turner................................................        9,750          --
Preston M. Adcox..................................................       66,366           8,824
Gerard Cognie.....................................................       22,248           3,577
David S. Gino.....................................................       26,660           2,843
Kenneth A. Rygler.................................................       26,660           3,295

(3) All 10,500,000 shares are held by DuPont's wholly-owned subsidiary, DCEO.

(4) Includes the 10,500,000 shares beneficially owned by DuPont, which Messrs. Hodgson, Holliday, Kehoe and Sargent and Ms. Vladuchick share the right to vote.

(5) Includes 20,000 shares held by Mr. Cognie's spouse, as to which Mr. Cognie has disclaimed beneficial ownership.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

                              GENERAL INFORMATION

    Nine directors are proposed to be elected at the Annual Meeting, all of whom currently are directors of the Company. The Bylaws of the Company provide for a Board of Directors of not less than one nor more than fifteen directors, with the current number set at nine. Each director will serve until the next annual meeting of stockholders or until his successor is elected and has qualified. Vacancies on the Board may be filled by the majority vote of directors then in office or by the sole remaining director.

    The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this Proxy Statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the stockholder has specified otherwise, the persons named in the accompanying proxy will vote such stockholder's shares of Common Stock in favor of the nominees listed below.

    The Certificate of Incorporation of the Company does not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock of the Company represented at the Annual Meeting at which a quorum is present will elect all nine directors.

                              BOARD RECOMMENDATION

    The Board believes that the election of the persons listed below as directors of the Company is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR the nominees and it is intended that the proxies not marked to the contrary will be so voted.

                             NOMINEES FOR DIRECTOR

    The following table sets forth the name, age (as of September 8, 1997) and current position with the Company of each person who is a nominee for election as a director of the Company.

NAME                                           AGE          CURRENT POSITION WITH THE COMPANY
------------------------------------------     ---     -------------------------------------------
J. Michael Hardinger......................         50  Chairman of the Board and Chief Executive
                                                       Officer

John L. Doyle.............................         66  Director

John C. Hodgson...........................         53  Director

Charles O. Holliday, Jr...................         49  Director

Peter G. Kehoe............................         53  Director

Gary W. Pankonien.........................         47  Director

John C. Sargent...........................         59  Director

Marshall C. Turner........................         55  Director

Susan A. Vladuchick.......................         49  Director

    J. MICHAEL HARDINGER is Chairman of the Board of Directors and Chief Executive Officer of the Company, positions he assumed on January 1, 1996 as a part of the global realignment of the photomask business of DuPont. He joined DuPont in 1970 and served in a number of management positions with DuPont, including Vice President and General Manager of DuPont's Acrylics and Consumer Products Business from 1990 until 1993. He was Vice President DuPont Corporate Sourcing prior to assuming his position with the Company. Mr. Hardinger is also a member of the Texas Commerce Bank Austin Advisory Board of Directors.

    JOHN L. DOYLE is a private consultant, having retired from the Hewlett-Packard Company in 1991. At the time of his retirement, he was Executive Vice President, Business Development with responsibility for Hewlett-Packard's integrated circuit facilities as well as acquisitions, mergers, planning, corporate purchasing, manufacturing and engineering. He was also a member of the Executive Committee. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Hexcel Corp. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in December 1993. He is currently a director of Xilinx, Inc. and Analog Devices, Inc. He became a director of the Company in April 1996.

    JOHN C. HODGSON is the Vice President and General Manager, Photopolymer and Electronic Materials of DuPont, a position he assumed in 1996. He has been with DuPont for 31 years and has served in a variety of management positions in the X-Ray, Electronics and Diagnostic businesses in the United States and in Geneva, Switzerland. He became a director of the Company in April 1996.

    CHARLES O. HOLLIDAY, JR. has been a member of the Office of the Chief Executive of DuPont and an Executive Vice President with global responsibility for Photopolymer and Electronic Materials, White Pigments & Mineral Products, Nonwovens, Advanced Fibers Systems, Printing and Publishing, Polymers and Industrial Packaging and Agricultural Products, since October 1995. He is also a member of the DuPont Board of Directors and Chairman of DuPont Asia Pacific. Since joining DuPont in 1970 he has held a variety of management positions in a number of DuPont's businesses. Mr. Holliday also serves as a director of Analog Devices, Inc. He became a director of the Company in April 1996.

    PETER G. KEHOE is Worldwide Business Director--Pressroom Systems of DuPont. From June 1995 through June 1996, Mr. Kehoe had responsibility for the initial public offering of the photomasks business now conducted by the Company. He joined DuPont in 1973 and since then he has held a wide variety of technology, manufacturing and business management responsibilities. He became a director of the Company in December 1995.

    GARY W. PANKONIEN is the President and Chief Operating Officer of Tanisys Technology a computer engineering design and manufacturing company. He spent seven years at Compaq Computer Corporation where he served as the Notebook Computer Design and Operations Manager for three years. He co-developed and currently holds the patent for the first notebook computer as well as several other patents. Mr. Pankonien has over 20 years of management experience in the electronics industry and has extensive experience in off-shore operations. He became a director of the Company in April 1996.

    JOHN C. SARGENT is the Vice President and Treasurer of DuPont. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also served as Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont in 1982. He assumed his present position at DuPont in 1992. He became a director of the Company in December 1995.

    MARSHALL C. TURNER is a venture capital investor and consultant specializing in technology companies. He is General Partner of Taylor & Turner Associates, Ltd. and a director of Alliance Technology Fund, Inc., two privately held companies, the Public Broadcasting Service, the George Lucas Educational Foundation and the National Museum of Natural History. He is a past director of ten venture backed technology companies. From 1987 to 1992, he served as a director, and Chairman for two years, of the Corporation For Public Broadcasting; and from 1993 to 1995 taught entrepreneurial management as an adjunct faculty member at the Stanford University School of Engineering. Mr. Turner became a director in April 1996.

    SUSAN A. VLADUCHICK has been the Director of Human Development and Personnel Relations at DuPont since March 1995. She joined DuPont in 1969 and has held a variety of management positions in research and development, human resources and manufacturing during the course of her career. She became a director of the Company in April 1996.

                                BOARD COMMITTEES

    The Board has appointed from among its members two standing committees of the Board.

    The Audit Committee is composed of John L. Doyle, who serves as chairperson of the committee, Marshall C. Turner, and John C. Sargent. No member of the Audit Committee may be an employee or officer of the Company or any of its subsidiaries. The functions of the Audit Committee include meeting with the independent public accountants to discuss the scope and results of their examination of the books and records of the Company and to review the internal audit department's activities, if and when established, and to discuss the adequacy of the Company's accounting and control systems, reviewing the audit schedule, and considering any issues raised by its members, the independent public accountants, the internal audit staff, the legal staff or management. Each year the Audit Committee will recommend to the full Board the name of an accounting firm to audit the financial statements of the Company.

    The Compensation Committee is composed of Charles O. Holliday, Jr., Gary W. Pankonien, Marshall C. Turner, and Susan A. Vladuchick, who serves as chairperson of the committee. No member of the Compensation Committee may be an employee or officer of the Company or any of its subsidiaries. The principal function of the Compensation Committee is to review and approve the corporate organization structure, review performance of corporate officers, establish overall employee compensation policies and recommend to the Board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants and administers the Company's stock plans and bonus plan.

    During the Company's fiscal year ended June 30, 1997, the Board held seven meetings in person or by telephone. Members of the Board are provided with information between meetings regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation from time to time leads to director action between meetings by unanimous written consent of the directors, which occurred one time during fiscal 1997. During the 1997 fiscal year, the Compensation Committee held five meetings and the Audit Committee held four meetings. Each of the incumbent directors who was a director during the 1997 fiscal year attended no fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during the year.

          TRANSACTIONS AND RELATIONSHIP BETWEEN THE COMPANY AND DUPONT

    The Company and DuPont have entered into a number of agreements for the purpose of defining certain past, present and prospective arrangements and transactions between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing certain mutually beneficial joint arrangements. However, because of the complexity of the various relationships between the Company and DuPont (including their subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, were effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. The Company is only entitled to the ongoing assistance of DuPont for a limited time.

    Additional or modified arrangements and transactions may be entered into by the Company, DuPont and their respective subsidiaries in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and DuPont or their respective subsidiaries, as the case may be. The Company has adopted a policy that all future agreements between the Company and DuPont and their subsidiaries will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation

Law, which includes a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of DuPont (even though such directors may be less than a quorum).

    The following is a summary of certain past, present and prospective arrangements and transactions between the Company and DuPont.

HISTORICAL TRANSACTIONS

    Prior to the Realignment (as defined below), DuPont's U.S. photomask operations were conducted by DuPont Photomasks, Inc., a Texas corporation. European photomask operations were conducted by separate, wholly-owned subsidiaries of DuPont in their respective countries. Photomask operations in Korea were conducted by DuPont Korea, Ltd., which was 31% owned by DuPont Photomasks, Inc. and 69% owned by DuPont and which also conducted DuPont's other non-photomask business.

    DuPont provided significant management functions and services, including cash management, tax administration, accounting, legal, data processing, benefit administration and other support services. The Company was charged and/or allocated expenses for the years ended June 30, 1995 and 1996 of approximately $13.1 million and $7.3 million. The costs of these services have been directly charged and/or allocated using methods that DuPont management believed were reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. The Company has not made a study or any attempt to obtain estimates from third parties to determine what the cost of obtaining such services from such parties may have been.

    The Company participated in DuPont's centralized cash management system prior to the Realignment. In general, the cash funding requirements of the Company were met by, and all cash generated by the Company was transferred to, DuPont. In the U.S. and France, this was accomplished under the terms of interest-bearing loan arrangements between the Company and DuPont (collectively, the "Master Notes"). The Company borrowed funds for acquisitions, capital expenditures and working capital from DuPont pursuant to the Master Notes. The interest rate charged was equal to the rate DuPont paid for its commercial paper borrowings.

REALIGNMENT OF PHOTOMASK BUSINESS

    In connection with the consummation of the initial public offering of the Company's Common Stock (the "Offering"), which occurred on June 13, 1996 (the "Offering Date"), DuPont realigned its global photomask business, pursuant to which certain transactions were undertaken so that DuPont's foreign photomask operations would reside in subsidiaries wholly owned by the Company (the "Realignment"). The Company was reincorporated in Delaware on December 31, 1995. On May 14, 1996, the Company issued one million shares of Common Stock to DCEO for a nominal amount.

    On November 9, 1995, the Company incorporated a new subsidiary in Delaware, DuPont Photomasks Delaware, Inc. ("Photomasks Delaware") and as of March 29, 1996, the Company had contributed approximately $37 million to Photomasks Delaware. Photomasks Delaware used such contribution to make loans to Photomasks Korea, Photomasks Germany and Photomasks France (each, as defined below) in order to complete the Realignment. In addition, the amounts owed to DuPont by the Company under the Master Notes were consolidated into a single Master Note on February 22, 1996. Of the proceeds from the Offering, $67 million was used to repay the Master Note. The remaining balance under the Master Note was contributed as equity capital to the Company by DCEO.

    On August 31, 1995, the Company incorporated a new wholly owned subsidiary in Korea, DuPont Photomasks Korea, Ltd. ("Photomasks Korea"), and on January 30, 1996, DuPont Korea, Ltd. transferred all of its assets (except for cash) relating to the photomask business to Photomasks Korea for approximately $37 million, which was based upon an appraisal conducted by an independent third party. In addition to the transfer of the assets related to the photomask business in Korea, Photomasks Korea also assumed all of the liabilities relating to the photomask business, including trade payables, any liabilities relating to photomask product warranties, and any employee related liabilities or other claims with regard to employees transferred by DuPont Korea, Ltd. to Photomasks Korea. On May 31, 1996, the Company sold its 31% equity interest in DuPont Korea, Ltd. to DuPont for $26.6 million. The proceeds from the sale were principally used to reduce the balance under the Master Note.

    On January 4, 1996, DuPont purchased all the outstanding shares of DuPont Photomasks (France) S.A. ("Photomasks France") from DuPont de Nemours (France) S.A. for 81 million FrF (approximately $16.2 million), which was based on an appraisal by an independent third party. On January 11, 1996, DuPont contributed such shares to DCEO, and on January 15, 1996, DCEO contributed such shares to the Company.

    In Germany, DuPont's photomask business had been operated through DuPont Photomasks GmbH & Co. KG ("Photomasks KG") by DuPont de Nemours (Deutschland) GmbH ("DuPont Germany") and DuPont Photomasks Verwaltungs GmbH ("Photomasks Germany"). On December 18, 1995, Photomasks KG distributed DM 4.3 million (approximately $2.95 million) to DuPont Germany. On March 29, 1996, Photomasks KG distributed DM 6.4 million (approximately $4.3 million) to DuPont Germany, and Photomasks Delaware and the Company loaned DM 30.2 million (approximately $20.3 million) to Photomasks KG. On April 1, 1996, Photomasks KG redeemed the equity interest in Photomasks KG held by DuPont Germany for DM 30.2 million. Pursuant to German law, all of the assets and liabilities of Photomasks KG were assumed by Photomasks Germany. On April 4, 1996, DCEO contributed all of the outstanding shares of Photomasks Germany to the Company. In April 1996, DM 7.5 million (approximately $5.2 million) of the Company's loan was converted into equity.

    On February 8, 1996, DuPont purchased a 60.5% equity interest in DuPont Photomasks Company Limited, Shanghai ("Photomasks China") from DuPont China Holding Company Limited ("DuPont China") for RMB 11.8 million (approximately $1.4 million). On February 8, 1996, DuPont contributed such equity interest to DCEO, and DCEO contributed such equity interest to the Company. In connection with this equity contribution, the Company agreed to guarantee for the benefit of DuPont all amounts payable in the future by DuPont pursuant to a previous guarantee DuPont made on behalf of Photomasks China for up to $4.6 million plus interest and expenses.

    On August 28, 1995, DCEO contributed 50,000 shares of Etec Systems Inc. ("Etec") preferred stock to the Company. Etec is a leading supplier of photomask equipment to the Company. The Etec preferred stock, by its terms, converted into 1,025,640 shares of Etec common stock. As of June 30, 1997, the Company had sold its entire investment in the Etec common stock.

ADMINISTRATIVE SERVICE AGREEMENTS

    The Company and its subsidiaries, on the one hand, and DuPont and certain DuPont subsidiaries, on the other hand, have entered into several transitional administrative service agreements, each effective as of January 1, 1996 (collectively, the "Administrative Service Agreements"), pursuant to which DuPont will continue to provide various services to the Company, including tax administration, computer and information systems, telecommunications and employee benefits administration.

    Each service under the Administrative Service Agreements is provided for a specified time period, ranging from one to two years. However, the Company and its subsidiaries may terminate any or all services that it receives under an Administrative Service Agreement at any time upon 45 days prior written notice. Each Administrative Service Agreement shall terminate upon the later of (i) January 1, 1999 or (ii) the date upon which DuPont owns less than 50% of the outstanding Common Stock of the Company. During 1997, the Company exercised its right to extend the period during which DuPont provides any service for an additional twelve months. The Company and its subsidiaries are obligated to take all steps necessary to obtain their own administrative and support services prior to the termination of the Administrative Service Agreements.

    The Company and its subsidiaries will be obligated to pay fees established in the Administrative Service Agreements based upon the type and amount of services rendered. It is estimated that DuPont will charge an annual fee of approximately $4 million for all of the services that it will provide under the Administrative Service Agreements. In addition, the Company and its subsidiaries will reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services. The Company paid DuPont $3.9 million for services provided under the Administrative Service Agreements in fiscal 1997. With the exception of the Administrative Service Agreement entered into by the respective subsidiaries of DuPont and the Company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to the Company for any breach of DuPont's obligations under the Administrative Service Agreements is limited to payments made to DuPont thereunder. With respect to the Administrative Service Agreement covering the operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

RESEARCH, DEVELOPMENT AND CONSULTING AGREEMENT

    The Company and DuPont have entered into a research, development and consulting agreement (the "Research, Development and Consulting Agreement") dated as of January 1, 1996, whereby DuPont will provide to the Company supplemental technical assistance and consulting with respect to: (i) analytical support and consulting on an as needed basis ("Analytical Support"), and (ii) research projects addressing specific Company needs ("Research Project Support"). In exchange for the Analytical Support, the Company will pay DuPont $100,000 per calendar year. In the event the costs of these services are estimated to exceed $100,000, the Company can either agree to pay additional projected costs or elect not to have DuPont provide these additional services. Compensation for Research Project Support will be determined at the time each specific project relating thereto is undertaken. The term of the Research, Development and Consulting Agreement is five years and shall continue on a year to year basis thereafter until terminated by either DuPont or the Company pursuant to certain procedures set forth in the Research, Development and Consulting Agreement.

TAX INDEMNIFICATION AGREEMENT

    The Company, DuPont and DCEO have entered into a tax indemnification agreement (the "Tax Indemnification Agreement") dated as of May 14, 1996, pursuant to which the Company will pay DuPont, or DuPont will pay the Company, as appropriate, amounts in respect of taxes shown as due attributable to the operations of the Company for the period ending on the date on which the Company ceases to be a member of the DuPont consolidated group. DuPont and DCEO, jointly and severally, will indemnify the Company and its subsidiaries from liability for certain matters (net of corresponding tax benefits), including (i) any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company was a member at any time prior to the Offering Date and (ii) any federal, state or local income or other tax for any period up to and including the Offering Date. The Company will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company following the Offering Date. In connection with the Company's sale of its 31% equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont's beneficial ownership of the Company falls below 50%.

    The Tax Indemnification Agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax. Any disputes concerning the calculation or basis of determination of any payment provided under the Tax Indemnification Agreement will be resolved by a law firm or a "big six" accounting firm selected jointly by the parties.

ENVIRONMENTAL INDEMNIFICATION AGREEMENT

    The Company and DuPont have entered into an environmental indemnification agreement (the "Environmental Indemnification Agreement") dated as of April 30, 1996, pursuant to which DuPont will generally indemnify the Company against substantially all liabilities relating to any environmental contamination present on the manufacturing sites of the Company and its subsidiaries as of the Offering Date or present on any other site as a result of the manufacturing operations of the Company and its subsidiaries prior to the Offering Date.

    In the event that the parties cannot determine with reasonable certainty, following good faith negotiations, whether the contamination was caused by activities occurring before or after the Offering Date, the Environmental Indemnification Agreement provides for a mechanism whereby the liability associated with any such claim is allocated according to the following: DuPont bears 100% of the liability associated with claims filed by the Company with regard to such contamination prior to the first anniversary of the Offering Date; DuPont's liability for claims filed following the first anniversary of the Offering Date declines at the rate of 20% per year; and DuPont has no liability for such claims filed following the fifth anniversary of the Offering Date. No claims relating to the Environmental Indemnification Agreement have been made to date.

    The Environmental Indemnification Agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

CREDIT FACILITY

    The Company and DCEO have entered into a new credit agreement (the "Credit Agreement"), pursuant to which DCEO has agreed to provide a credit facility to the Company in an aggregate amount of $100 million. The Credit Agreement has a term of 48 months and loans thereunder will bear interest at LIBOR plus 25 basis points. At the Company's option, advances under the Credit Agreement are convertible into term loans with maturities up to 7 years. The amounts loaned under the Credit Agreement are unsecured and the Credit Agreement contains various representations, covenants and events of default typical for financings of a similar size and nature. For example, the Credit Agreement provides that, without DCEO's prior written consent, the Company will not incur, create, assume or permit to exist any indebtedness, including guarantees on indebtedness, (in addition to the indebtedness under the Credit Facility) in excess of $50 million in the aggregate. No amounts have been borrowed or are outstanding under the Credit Agreement.

CORPORATE TRADENAME AND TRADEMARK AGREEMENT

    The Company and DuPont have entered into a corporate tradename and trademark agreement (the "Corporate Tradename Agreement") dated as of May 16, 1996, whereby DuPont licenses to the Company (i) use of the tradename "DuPont" as part of the Company's name and (ii) use of the trademark DuPont in Oval as part of the Company's corporate logotype. DuPont may terminate the Corporate Tradename Agreement upon 90 days written notice in the event that (i) DuPont and/or its affiliates cease to hold 51% of the total outstanding Common Stock of the Company, (ii) the Company purports to assign or otherwise transfer the Corporate Tradename Agreement without DuPont's written consent, or (iii) the Company uses the tradename "DuPont" other than under the terms of the Corporate Tradename Agreement. In addition, DuPont may terminate the Corporate Tradename Agreement upon 90 days written notice for any reason after January 1, 2000. Upon termination of the Corporate Tradename Agreement, the Company will be obligated to: (i) change its name so that the tradename "DuPont" is omitted therefrom;
(ii) cease to use the tradename "DuPont" or any similar tradename as part of its corporate name or in any other manner whatsoever; and (iii) cease to use the DuPont in Oval trademark.

DISTRIBUTOR AGREEMENTS

    The Company has entered into separate distributor agreements, each effective as of January 1, 1996 (the "Distributor Agreements") with DuPont K.K., a Japanese subsidiary of DuPont, and DuPont Taiwan Limited, a Taiwanese subsidiary of DuPont (collectively, the "Distributors"). Pursuant to the Distributor Agreements, the Company has appointed the Distributors to sell the Company's products in their respective countries. The products will be sold to the Distributors at a discount, which shall permit the Distributors to earn a pre-tax profit between 2% and 4%. The Distributor Agreements have a term of two years but may be terminated without cause upon six months' prior written notice.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its fiscal year 1997 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to its fiscal year 1997, and any written representations received by the Company from a director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by
Section 16(a) of the Securities Exchange Act of 1934 during the Company's fiscal year 1997 except as described below.

    Initial Forms 3 were filed late by Mr. Arthur W. Launder, Executive Vice President--North American Photomask Operations and Mr. John M. Lynn, Executive Vice President, General Counsel and Secretary. Messrs. Hardinger; Adcox; Cognie; Gino; Rygler; Charles M. Beaston, former Executive Vice President-- Administration and Van H. Leichliter, former Executive Vice President, General Counsel and Secretary each failed to timely file a single stock option grant in June 1996 under the Company's Stock Performance Plan. Messrs. Doyle, Pankonien and Turner each failed to timely file stock option grants in June 1996 and November 1996 under the Company's Non-Employee Directors' Stock Option Plans.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Charles O. Holliday, Jr., Gary W. Pankonien, Marshall C. Turner, and Susan A. Vladuchick, who serves as chairperson of the Committee. No member of the Compensation Committee is an employee or officer of the Company or any of its subsidiaries. However, Mr. Holliday is a member of the DuPont Board of Directors, a member of the Office of the Chief Executive of DuPont and is an Executive Vice President of DuPont, and Ms. Vladuchick is the Director of Human Development and Personnel Relations at DuPont.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee is responsible for reviewing and approving the corporate organization structure, reviewing performance of corporate officers, establishing overall employee compensation policies and recommending to the Board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants, and administers the Company's stock plans and bonus plan. Prior to the Offering, the functions of the Compensation Committee were performed by DuPont.

    The Company has designed an executive compensation program intended to attract and motivate officers and key employees of the Company. The Company believes that executive compensation should be tied to the Company's long term performance and benefit to its stockholders. As such, a significant portion of executive management's compensation is tied to the performance of the Company's long term total stockholder return. Prior to the Offering, the Company adopted various compensation plans to be administered by the Compensation Committee. The Company has reviewed its compensation programs in comparison with similarly situated companies and amended the plans accordingly to assure that the

Company's compensation programs are competitive within the industry and carry out the objectives of the Company. The amendments were approved by the Compensation Committee at various meetings during the course of the fiscal year ended June 30, 1997.

BASE SALARY

    At May 1, 1997, the base salaries for Messrs. Hardinger, Adcox, Cognie, Gino, and Rygler were increased to $315,000, $260,004, 1,054,495 FrF (approximately $182,000), $160,008, and $171,000, respectively. These increases reflect the Company's objective of structuring its compensation programs competitively with similarly situated companies.

BONUS PLAN

    The Company adopted, effective January 1, 1996, an annual incentive plan (the "Bonus Plan") for officers and employees of the Company and its subsidiaries. Employees are selected by the Compensation Committee to participate in the Bonus Plan based upon the recommendation of the Chairman of the Board. The Bonus Plan provides for target bonus grants to be established based on the position of the employee and to be computed as a percentage of the employee's salary. The Bonus Plan provides that a performance goal based primarily on the Company's earnings and cash flow will be set by the Board, and the amount of bonus will be calculated based on the employee's target bonus grant, the performance of the Company compared with the performance goal and individual contributions by the employee. The Bonus Plan was amended on October 28, 1996 to, among other things, allow bonuses to be paid in Common Stock.

    The Compensation Committee authorized, at the recommendation of the Chairman of the Board, bonuses to be awarded to selected employees, including executive officers, aggregating $4.9 million for the fiscal year ended June 30, 1997.

STOCK PERFORMANCE PLAN

    Effective on the Offering Date, the Company adopted a Stock Performance Plan to provide additional incentive to those officers and employees of the Company and its subsidiaries primarily responsible for the success of the Company and to closely identify their interests with those of the stockholders. Under the Stock Performance Plan, grants of stock options, restricted stock or combinations of the two may be awarded to employees (including those who are directors of the Company) and to individuals performing services for the Company on a consulting basis. The aggregate number of shares of stock of the Company which may be made subject to option or restriction under the Stock Performance Plan may not exceed 2,000,000 shares of which only 300,000 shares may be subject to restricted stock grants.

    The Stock Performance Plan is administered by the Compensation Committee, which determines the timing and size of stock option or restricted stock grants, the individuals, if any, who receive grants and the terms and conditions of such grants. In certain circumstances, the Compensation Committee may establish conditions under which the Company may elect to make a cash payment to an employee exercising an option equal to the difference between the option price and the fair market value of the stock in lieu of executing the option. Under the terms of the Stock Performance Plan, no more than 25% of the total number of shares of stock granted under option may become exercisable in any given year following the grant. Restrictions on restricted stock granted under the Stock Performance Plan may not lapse before the second anniversary of the date of grant. Grants to individuals who are not members of the Board may be made by the Compensation Committee based on the recommendation of the Chairman of the Board. Grants to eligible members of the Board are based on the recommendation of the Compensation Committee.

    The Compensation Committee granted, effective as of the Offering Date, stock options to purchase a total of 953,784 shares, at an exercise price of $17.00 per share, to approximately 1,225 employees of the Company including Messrs. Hardinger, Adcox, Cognie, Gino and Rygler. The Compensation Committee also granted, effective as of the Offering Date, a total of 94,913 shares of restricted stock to approximately 40 employees of the Company including Messrs. Hardinger, Adcox, Cognie, Gino and Rygler. The grants discussed above were intended to represent compensation expected to be paid to such executive officers under the Stock Performance Plan during the two years following the Offering Date. However, the Compensation Committee, during its periodic review of the Company's compensation program, determined to make additional grants in July 1997. During the year ended June 30, 1997, stock options to purchase a total of 86,976 shares and 4,744 shares of restricted stock were granted to new Company employees.

    On June 9, 1997, the Compensation Committee recommended, and the Board approved, an amendment to the Stock Performance Plan, which among other things, limited the aggregate number of shares of stock of the Company which may be subject to option or restriction to the existing outstanding commitments as of June 9, 1997. In effect, the Stock Performance Plan is frozen and has been replaced by the 1997 Stock Option and Restricted Stock Plan.

1997 STOCK OPTION AND RESTRICTED STOCK PLAN

    Also on June 9, 1997, the Compensation Committee recommended, and the Board adopted, the 1997 Stock Option and Restricted Stock Plan (the "1997 Plan") to continue to provide incentive to those officers and employees of the Company and its subsidiaries primarily responsible for the success of the Company and to continue to closely identify their interests with those of the stockholders. Under the 1997 Plan, grants of stock options, incentive stock options, restricted stock or combinations of the above may be awarded to employees (including officers), consultants, directors and other individuals. The aggregate number of shares of stock of the Company which may be made subject to option or restriction under the 1997 Plan may not exceed 3,000,000 shares.

    The 1997 Plan is administered by the Compensation Committee, which determines the timing and size of grants, the individuals, if any, who receive grants and the terms and conditions of such grants. The Compensation Committee expects to review stock option grants and restricted stock grants as part of its periodic review of the Company's compensation program. Effective as of July 28, 1997, the Compensation Committee granted stock options and incentive stock options to purchase a total of 470,885 shares, at an exercise price of $52.75 per share, to approximately 192 employees of the Company and others including Messrs. Hardinger, Adcox, Cognie, Gino and Rygler.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    As discussed below under "Employment Contracts", DuPont entered into an agreement with Mr. Hardinger, dated as of September 21, 1995, whereby he agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company in exchange for a specific compensation package. The compensation paid to Mr. Hardinger for fiscal 1996 and 1997 was in accordance with the terms of this agreement. Any future increases in salary or discretionary bonuses will be determined in accordance with the Company's executive compensation program, based upon Mr. Hardinger's performance and comparisons with executive compensation at appropriate companies.

COMPENSATION COMMITTEE

Charles O. Holliday, Jr.
Gary W. Pankonien
Marshall C. Turner
Susan A. Vladuchick, Chairperson

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth for the fiscal years ended June 30, 1995, 1996, and 1997 the compensation paid to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Officers") for the fiscal year ended June 30, 1997.

                                                                     LONG-TERM COMPENSATION AWARDS
                                                                  ------------------------------------
                                    ANNUAL COMPENSATION(1)          RESTRICTED         SECURITIES
                               ---------------------------------       STOCK           UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY     BONUS(2)     AWARDS($)(3)       OPTIONS(#)(4)     COMPENSATION(5)
-----------------------------  ---------  ---------  -----------  ---------------  -------------------  ----------------
J. Michael Hardinger.........       1997  $ 294,170   $ 441,000         --                 --              $   17,528
  Chairman and CEO                  1996    218,350     218,500      $ 242,000            145,841               6,573
                                    1995    194,000     157,000         --                 16,000               5,824
Preston M. Adcox.............       1997    230,834     316,000         --                 --                  13,700
  President and COO                 1996    170,350     143,550        150,000             88,488               5,115
                                    1995    152,920      66,000         --                  6,500               4,579
Gerard Cognie(6).............       1997    161,049     164,200         --                 --
  EVP-European Operations           1996    161,091      65,733         60,800             29,644              --
                                    1995    156,573      42,933         --                  1,600              13,315
David S. Gino................       1997    147,498     121,500         --                 --                   8,781
  EVP-Finance and CFO               1996    121,783      69,300         48,330             35,547               3,651
                                    1995    106,750      36,900         --                  1,600               5,262
Kenneth A. Rygler............       1997    168,500     109,350         --                 --                   9,555
  EVP-Worldwide Marketing           1996    134,500      73,900         56,000             35,547               3,945
  and Strategic Planning            1995    122,750      47,050         --                  3,400               3,685

------------------------------

(1) Represents compensation earned by the Named Officers for the fiscal year. Prior to the Offering, compensation was paid to certain Named Officers by DuPont. While the Company's fiscal year ends on June 30, DuPont pays salary and awards bonuses on a calendar year basis. For purposes of this table, total compensation paid by DuPont has been allocated ratably over the 1995 and 1996 fiscal years, regardless of when actually paid. Bonus amounts for fiscal year 1996 also include bonuses paid by the Company for the last two quarters of fiscal 1996.

(2) Of the bonuses paid by DuPont in 1995 and 1996, approximately 25% were paid in the form of unrestricted shares of DuPont common stock.

(3) Represents the fair market value of the restricted stock at date of grant. All shares of restricted stock granted effective June 13, 1996 will vest in full on June 13, 1998. The number and value of the aggregate restricted shares held as of June 30, 1997 for the Named Officers are as follows:

NAMED OFFICER                                                              RESTRICTED STOCK     VALUE
-------------------------------------------------------------------------  -----------------  ---------
J. Michael Hardinger.....................................................         14,236      $ 768,744
Preston M. Adcox.........................................................          8,824        476,496
Gerard Cognie............................................................          3,577        193,158
David S. Gino............................................................          2,843        153,522
Kenneth A. Rygler........................................................          3,295        177,930

(4) Amounts indicated for fiscal 1995 relate to options to purchase shares of DuPont's common stock granted by DuPont during that fiscal year. All DuPont common stock share amounts have been adjusted to reflect DuPont's two-for-one stock split which was effective May 15, 1997. Amounts indicated for fiscal 1996 relate to options to purchase shares of Common Stock granted by the Company during that year.

(5) Prior to the Offering, represents matching contributions made by DuPont pursuant to DuPont's savings and thrift plan. Subsequent to the Offering, represents matching contributions made by the Company pursuant to its savings and thrift plan and contributions made by the Company pursuant to its defined contribution plan.

(6) Mr. Cognie is paid in French Francs. The figures shown were calculated using an exchange rate for 1997 of 5.8 Francs to the dollar, for 1996 of 5.2 Francs to the dollar, and for 1995 of 5.0 Francs to the dollar.

INFORMATION REGARDING DUPONT STOCK OPTIONS

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding the exercisable and unexercisable options to acquire DuPont common stock granted to the Named Officers.

                                                                                                 VALUE OF IN-THE-MONEY
                                                               NUMBER OF UNEXERCISED              UNEXERCISED OPTIONS
                                  SHARES                       OPTIONS AT YEAR-END(1)             AT JUNE 30, 1996(1)
                                ACQUIRED ON    VALUE     ----------------------------------  ------------------------------
NAME                            EXERCISE(#)  REALIZED($) EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($) UNEXERCISABLE($)
------------------------------  -----------  ----------  ---------------  -----------------  -------------  ---------------
J. Michael Hardinger..........      48,306    1,436,789        16,400            --           $   577,625         --
Preston M. Adcox..............      23,300      169,836        10,900            --               390,438         --
Gerard Cognie.................      --           --             2,000            --                71,825         --
David S. Gino.................       3,000       48,431        --                --               --              --
Kenneth A. Rygler.............       3,960       89,798         7,280            --               264,585         --

------------------------

(1) The closing price per share of DuPont common stock on June 30, 1997 was $62.88. All DuPont common stock share amounts have been adjusted to reflect DuPont's two-for-one stock spilt which was effective May 15, 1997.

    None of the Named Officers received any options to purchase shares of DuPont's common stock in fiscal 1996 or in fiscal 1997. None of the Named Officers have received any stock appreciation rights from DuPont.

INFORMATION REGARDING COMPANY STOCK OPTIONS

                       OPTION GRANTS IN LAST FISCAL YEAR

    The Company did not grant any options to purchase shares of Common Stock to the Named Officers during fiscal 1997. Also, the Company has not granted any stock appreciation rights.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding the exercisable and unexercisable options to acquire Common Stock granted to the Named Officers.

                                                                                        VALUE OF IN-THE-MONEY
                                                       NUMBER OF UNEXERCISED             UNEXERCISED OPTIONS
                                                        OPTIONS AT YEAR-END              AT JUNE 30, 1996(1)
                                                 ---------------------------------  ------------------------------
NAME                                             EXERCISABLE(#)   UNEXERCISABLE(#)  EXERCISABLE($) UNEXERCISABLE($)
-----------------------------------------------  ---------------  ----------------  -------------  ---------------
J. Michael Hardinger...........................        36,460           109,381      $ 1,349,020    $   4,047,097
Preston M. Adcox...............................        22,122            66,366          818,514        2,455,542
Gerard Cognie..................................         7,411            22,233          274,207          822,621
David S. Gino..................................         8,887            26,660          328,819          986,420
Kenneth A. Rygler..............................         8,887            26,660          328,819          986,420

------------------------

(1) The closing price per share of the Common Stock on June 30, 1997 was $54.00.

    No Named Officer exercised options to purchase Common Stock in fiscal 1996 or fiscal 1997.

LONG-TERM INCENTIVE PROGRAM

    The Company has no long-term incentive programs.

PENSION PLAN

    The Company had no defined benefit or actuarial plan for the fiscal year ended June 30, 1996 or 1997. However, each of the Named Officers have been credited with years of service under the DuPont Pension

Plan. Their participation ended on the Offering Date. Upon termination, they received either a reduced pension immediately or a full pension at a deferred date.

                             DIRECTOR COMPENSATION

    Directors who are officers of the Company receive no additional compensation for serving on the Board. All other directors who are not affiliated with DuPont receive an annual fee of $20,000.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The purpose of the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") is to allow the Company to recruit and retain qualified outside directors to serve on the Board. Under the Directors' Plan, each director who was not an employee of the Company or any of its subsidiaries (and who is not precluded by his or her employer from receiving such grant) received a one-time grant of options to purchase 10,000 shares of Common Stock upon the later of first joining the Board or the Offering Date. Thereafter, each non-employee director will receive, during his or her tenure as a director, an annual grant of options covering 3,000 shares as of the first day of the month following the annual meeting of stockholders of the Company. Directors who are first elected to the Board within the 60 day period immediately preceding an annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 10,000 shares described above, will not, under the terms of the Directors' Plan, receive an additional grant of 3,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash. Under the terms of the Directors' Plan, no more than 25% of the total number of shares of stock granted under option may become exercisable in any given year following the grant. Currently, 250,000 shares have been reserved for issuance under the Directors' Plan. Each of John
L. Doyle, Gary W. Pankonien, and Marshall C. Turner were granted options to purchase 10,000 shares of Common Stock under the Directors' Plan effective upon the Offering Date at an exercise price of $17.00, the price of the Common Stock in the Offering. Each of John L. Doyle, Gary W. Pankonien, and Marshall C. Turner were granted options to purchase 3,000 shares of Common Stock under the Directors' Plan on November 1, 1996 at an exercise price of $35.56, the average of the high and low sales price of the Common Stock, as quoted on the Nasdaq National Market, on the date of the grant. The Non-Employee Director's Stock Option Plan was amended by the Board on June 9, 1997 to, among other things, allow for limited transferability of the granted options.

                              EMPLOYMENT CONTRACTS

    DuPont entered into an agreement with Mr. Hardinger, effective on the Offering Date, whereby he agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company. The agreement provides Mr. Hardinger with (i) a minimum annual base salary of at least $290,000, and (ii) a restricted stock grant of Common Stock valued at ten months' base salary at the Offering Date and $2,475,000 of stock options priced at $17.00 per share, the Offering price, both pursuant to the Company's Stock Performance Plan described above. The options and restricted stock would vest immediately in the event of termination of Mr. Hardinger without cause or his death.

    In the event of termination without cause prior to the second anniversary of the Offering Date, Mr. Hardinger would receive from DuPont the equivalent of three years' base salary to the extent not paid by the Company. In the event of termination without cause thereafter, Mr. Hardinger would receive from DuPont a payment equal to one and one half years' base salary to the extent not paid by the Company.

    In addition, the other Named Officers and certain other senior management employees would receive from DuPont in the event of termination without cause within two years of the Offering Date the equivalent of two years' salary and target bonus. The Company has no change-in-control arrangements with any of its executive officers.

                               PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total return as of the end of the Company's most recent fiscal year on $100 invested in the Common Stock of the Company, the Nasdaq Composite Index and an industry peer group on June 14, 1996, the first trading date, assuming the reinvestment of all dividends. The industry peer group used includes the following issuers: AlignRite International, Inc. (Nasdaq-MASK); Electroglas, Inc. (Nasdaq-EGLS); Etec (Nasdaq-ETEC); KLA-Tencor Corporation (Nasdaq-KLAC); Novellus Systems, Inc. (Nasdaq-NVLS); Photronics, Inc. (Nasdaq-PLAB) and Ultratech Stepper, Inc. (Nasdaq-UTEK). The stock performance set forth below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              DPI     NASDAQ COMPOSITE INDEX   INDUSTRY PEER GROUP
6/14/96      $100.00                      100                   100
6/30/96      $120.59                    96.69                  84.9
6/30/97      $317.66                   117.66                173.44

               APPROVAL OF THE ADOPTION OF THE 1997 STOCK OPTION
                           AND RESTRICTED STOCK PLAN
                                  (PROPOSAL 2)

                              GENERAL INFORMATION

    On June 9, 1997, the Compensation Committee recommended, and the Board adopted the 1997 Stock Option and Restricted Stock Plan (the "1997 Plan") to continue to provide incentive to those officers and employees of the Company and its subsidiaries primarily responsible for the success of the Company and to continue to closely identify their interests with those of the stockholders. Under the 1997 Plan, grants of stock options ("NQOs"), incentive stock options ("ISOs"), restricted stock or combinations of the above may be awarded to employees (including officers), consultants, directors and other individuals. The aggregate number of shares of Common Stock of the Company which may be granted under the 1997 Plan may not exceed 3,000,000 shares.

    The 1997 Plan is administered by the Compensation Committee which determines the timing and size of grants, the individuals, if any, who receive grants and the terms and conditions of such grants. The Compensation Committee expects to review stock option grants and restricted stock grants as part of its periodic review of the Company's compensation program.

                            SUMMARY PLAN DESCRIPTION

    THE FOLLOWING DESCRIPTION OF THE 1997 PLAN IS QUALIFIED BY REFERENCE TO THE COPY OF THE 1997 PLAN ATTACHED TO THIS PROXY STATEMENT AS AN EXHIBIT.

    GENERAL. The 1997 Plan provides for grants of NQOs and ISOs as well as restricted stock grants. ISOs must meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and NQOs need not meet the requirements of the Code. A restricted stock grant is an award of shares of Common Stock on which are imposed restriction periods and/or performance based restrictions which subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code or any successor law. The 1997 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

    ELIGIBILITY. Under the 1997 Plan, certain employees, consultants, directors and other individuals as the Compensation Committee from time to time shall determine are eligible to receive grants of NQOs, ISOs and restricted stock; provided, however, that ISOs may only be issued to employees of the Company.

    ADMINISTRATION. The 1997 Plan is administered by the Compensation Committee. In accordance with the provisions of the 1997 Plan, the Compensation Committee has authority to determine the participants to be granted options or restricted stock, to interpret the 1997 Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the 1997 Plan, to determine and interpret the details and provisions of each grant agreement, to modify or amend any grant agreement, to waive any conditions or restrictions applicable to any grant and to make all other determinations necessary or advisable for the administration of the 1997 Plan.

    SHARES AVAILABLE. The 1997 Plan has 3,000,000 shares of Common Stock reserved for issuance. Under the terms of the 1997 Plan, the number of shares of Common Stock reserved is subject to adjustment by the Company if the number of outstanding shares of Common Stock is changed as a result of reclassification or recapitalization. In the event of a stock split, reverse stock split or other event that is functionally equivalent to a stock split or reverse stock split, the 1997 Plan provides for automatic proportionate adjustments to the number of shares granted and to the number of shares of Common Stock authorized for future grant.

    OPTION GRANT TERMS. Option grants shall be subject to a vesting schedule as determined by the Compensation Committee. Each grant shall be evidenced by an agreement executed by an authorized officer of the Company and each agreement shall be in a form approved by the Compensation Committee, shall comply with the terms and conditions of the 1997 Plan and may contain such other provisions as the Compensation Committee shall determine. Options granted to all participants are not exercisable for a period of at least six months from the date of grant. The exercise price for each option shall be fixed on the grant date and such exercise price shall, in no event, be less than the par value of the Common Stock.

    In the event that a participant s employment with the Company shall terminate for reasons other than permanent disability or death, in the case of ISOs, the participant shall have the right to exercise, to the extent the ISOs were exercisable on the termination date, at any time during a period of three months following such termination. In the case of NQOs, the Compensation Committee may specify the terms and conditions upon which such NQOs shall terminate. The Committee may, in its discretion, consistent with the terms of the specific grant, (i) accelerate the exercisability of all or part of the NQOs not otherwise exercisable or (ii) provide that the NQOs shall remain outstanding and be exercisable on such other terms and conditions as the Compensation Committee shall approve.

    At the discretion of the Compensation Committee, options awarded under the 1997 Plan may be subject to reload. A reload option is defined as a replacement option granted upon exercise by the participant of the original option. The reload option shall be deemed granted to the participant as of the exercise date of the original option. The exercise price of the reload option shall be 100% of the market value of the Common Stock on such date. The reload option may be used or refused with respect to each tranche of options as they vest and is available on a one-time basis (even if the participant elects to exercise less than the total number of vested shares). If the participant elects to accept the reload option, the participant must agree that all shares purchased through the exercise of the original option must be held for some minimum period of time established by the Compensation Committee as set forth in the participant's grant agreement. In no event shall any reload option be granted if it would cause the number of grants to any executive officer in a year to exceed the individual limit as outlined in the 1997 Plan.

    RESTRICTED STOCK GRANT TERMS. Restricted stock granted by the Compensation Committee will be subject to such restrictions as the Compensation Committee may impose thereon, including, but not limited to, continuous employment with the Company and/or the attainment of specific corporate or individual performance standards or goals. The restrictions and the period in which such restrictions apply may differ with respect to each participant. Restricted stock grants will be subject to forfeiture if certain events specified by the Compensation Committee fail to occur prior to the lapse of the restrictions.

    In connection with each grant of restricted stock, the Compensation Committee will determine (i) the terms and conditions of the restricted stock grant agreement evidencing the award, (ii) the restriction period for the grant,
(iii) the restrictions applicable to the grant, (iv) the percentage of the grant that will vest in the event of such participant's death, disability or retirement prior to the expiration of the restriction period or the satisfaction of the restrictions applicable to the grant, and (v) notwithstanding the restriction period and the restrictions set forth in the restricted stock grant agreement, whether to shorten the restriction period or waive the restrictions if the Compensation Committee concludes that it is in the best interests of the Company to do so. In the event a participant's employment with the Company shall terminate (for reasons other than the participant's death, permanent disability or retirement) prior to the satisfaction or occurrence of the restrictions applicable to all or a portion of a grant, then such portion of the grant shall be returned to the Company and forfeited by the participant. After satisfaction or occurrence of all restrictions, a certificate, without a legend shall be delivered to the participant for the number of shares that are no longer subject to restrictions.

    MISCELLANEOUS. A participant in the 1997 Plan shall have no rights as a shareholder with respect to shares covered by such participant's option or restricted stock grant until the date of the issuance of the shares to the participant. No adjustments shall be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

    All or a portion of the options granted to a participant may, in the discretion of the Compensation Committee, be on terms that permit transfer without consideration by such participant to (i) the participant's spouse, children or grandchildren, ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or other entity in which such Immediate Family Members are the only partners.

    In the event of a change of control (as defined in the 1997 Plan), the unexercised option grants outstanding will automatically become exercisable in full and all restrictions and conditions to which any restricted stock grant is subject shall be deemed satisfied as of the change of control date.

    The Compensation Committee may at any time alter, amend, suspend, discontinue or terminate the 1997 Plan and any grants thereunder; provided, however, that no such action by the Compensation Committee may, without the approval of the shareholders of the Company, alter the provisions of the 1997 Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to grants; (ii) change the eligibility provisions of the 1997 Plan; or (iii) change the individual limit of shares that may be granted under the 1997 Plan. For the purposes of granting ISOs, the 1997 Plan shall terminate on June 8, 2007. No ISOs shall be awarded after such date.

                                 OPTION GRANTS

    The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers subsequent to fiscal 1997. Because grants under the 1997 Plan are discretionary, future benefits are not determinable.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES OF
                                                  % OF TOTAL                                STOCK PRICE APPRECIATION FOR
                                                OPTIONS GRANTED    EXERCISE                         OPTION TERM
                                   OPTIONS        TO COMPANY         PRICE     EXPIRATION   ----------------------------
NAME                            GRANTED(#)(1)      EMPLOYEES       ($/SH)(3)      DATE           5%             10%
------------------------------  -------------  -----------------  -----------  -----------  -------------  -------------
J. Michael Hardinger..........       46,000             9.8%       $   52.75     7/28/2007  $   1,525,820  $   3,867,220
Preston M. Adcox..............       36,750             7.8%           52.75     7/28/2007      1,218,998      3,089,573
Gerard Cognie.................       22,100             4.7%           52.75     7/28/2007        733,057      1,857,947
David S. Gino.................       12,600             2.7%           52.75     7/28/2007        417,942      1,059,282
Kenneth A. Rygler.............       10,800             2.1%           52.75     7/28/2007        358,236        907,956
All executive officers as a
  group (7 persons)...........      145,450            30.9%           52.75     7/28/2007      4,824,577     12,227,982
All Grantees..................      470,885           100.0%           52.75     7/28/2007     15,619,255     39,587,302

------------------------

(1) Stock options become exercisable over a four year period at the rate of 25% per year and have a term of ten years. Of the options granted Messrs. Hardinger, Adcox, Gino and Rygler, 7,580 options were ISOs and the remainder were NQOs.

(2) The exercise price per share is the closing price of the Common Stock, as quoted on the Nasdaq National Market, on the date of the grant.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the U.S. federal income tax consequences of each type of grant which may be awarded under the 1997 Plan. The U.S. federal income tax consequences of each type of grant are different for the participants and for the Company.

    INCENTIVE STOCK OPTIONS. For options granted pursuant to the 1997 Plan that qualify as ISOs, provided that the participant is an employee of the Company (or defined affiliates) at all times from the grant of the options until three months prior to exercise, present law provides: (a) the participant will not realize taxable income upon either the receipt or the exercise of the options, provided, however, that in connection with the computation of the alternative minimum tax, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the exercise price generally will constitute an adjustment item; (b) any gain or loss upon a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the options will be treated as capital gain or loss (assuming that such shares are a capital asset in the hands of the participant); and (c) no deduction will be allowed at any time to the Company or any parent or subsidiary of the Company for U.S. federal income tax purposes in connection with the grant or exercise of the options or a disposition constituting a qualifying disposition of shares acquired pursuant to the exercise of the options. A disposition of shares acquired upon exercise of ISOs will constitute a qualifying disposition if it does not occur within two years of the granting of the options or within one year after the transfer of substantially all of the incidents of ownership in the shares to the participant. A disposition not satisfying such holding period requirements results in a disqualifying disposition. If Common Stock acquired upon exercise of ISOs is disposed of by the participant in a disqualifying disposition, the participant will be treated as receiving ordinary income equal to the difference between the fair market value of the transferred shares on the date of exercise and the exercise price of such shares, less any decline in value of the shares from the date of exercise to the date of sale. In the event the sales price received in a disqualifying disposition of such Common Stock exceeds the value of the Common Stock on the date of exercise, the disqualifying disposition also will result in capital gain to the extent of such excess (assuming that such Common Stock is a capital asset in the hands of the participant). The amount treated as ordinary income to the participant because of a disqualifying disposition will normally be allowed as a U.S. federal income tax deduction to the Company (or any parent or subsidiary of the Company) as compensation expense.

    For purposes of computing a participant's capital gain or loss on the sale of shares that were acquired under the 1997 Plan pursuant to the exercise of ISOs, the participant's basis in such shares generally will be equal to any amount paid by the participant to the Company for the shares plus the amount, if any, recognized as ordinary income to the participant with respect to the shares due to a disqualifying disposition. The participant's holding period for such shares generally should begin at the time of the participant's exercise of an option. However, solely for purposes of determining whether the stock has a holding period beginning after December 31, 2000, so that gain on a subsequent sale of the stock could be eligible for the special reduced capital gains rate applicable to capital assets held for more than five years, the participant's holding period is deemed to begin at the grant of an option.

    The Company and any parent or subsidiary of the Company will not be liable to any participant or other person if it is determined for any reason by the U.S. Internal Revenue Service or any court having jurisdiction that any options granted pursuant to the 1997 Plan do not qualify for tax treatment as ISOs under
Section 422 of the Code.

    NONQUALIFIED STOCK OPTIONS. For options granted pursuant to the 1997 Plan that do not qualify as ISOs, no taxable income will be realized by the participant upon the grant of such NQOs. A participant generally will recognize ordinary taxable income (compensation), subject to withholding, upon exercise of such NQOs in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price paid. It is intended that the Company may deduct such amounts for U.S. federal income tax purposes.

    For purposes of determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of NQOs, the participant's basis in such shares will generally be equal to the purchase price paid to the Company for the Common Stock, increased by the amount, if any, includable in the participant's taxable income with respect to the Common Stock. The participant's holding period for determining the rate of capital gains tax on such subsequent disposition generally begins on the date of exercise of the option. However, solely for purposes of determining whether the stock has a holding period beginning after December 31, 2000, so that gain on a subsequent sale of the stock could be eligible for the special reduced capital gains rate applicable to capital assets held for more than five years, the participant's holding period is deemed to begin at the grant of the option.

    RESTRICTED STOCK GRANTS. Generally, an employee to whom a grant of restricted stock is made will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares of Common Stock received, at the time the shares first become transferable or are no longer subject to forfeiture, over the purchase price, if any, paid by the employee for such Common Stock. Such amount will then be deductible for federal income tax purposes by the Company (subject to the $1,000,000 limitation on deductibility of compensation paid any one of the five highest paid executive officers of the Company). For tax purposes, in addition to other restrictions, the Common Stock is considered to be subject to a substantial risk of forfeiture as long as the sale of the shares could subject the employee to suit under the "short swing profit" provisions of Section 16 of the Securities and Exchange Act of 1934. Alternatively, if the recipient so elects, the recipient will recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares of Common Stock (without taking into account any lapse restrictions) on such date, over the purchase price, if any, paid by the employee for such Common Stock, and such amount will then be deductible by the Company. In the event of the forfeiture of the Common Stock, the employee will not be entitled to any income tax deduction except to the extent the employee paid for such Common Stock. Upon a sale of the Common Stock, the employee will recognize a capital gain or loss, as the case may be, equal to the difference between the amount realized from such sale and the employee's tax basis for such shares of Common Stock. The holding period for Common Stock generally begins on the date on which the participant's rights in the stock are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier.

    The foregoing is intended as a summary of the effect of certain U.S. federal income tax consequences associated with the 1997 Plan and does not purport to be complete. This summary is based on current law, which is subject to change in the future, and current interpretations of the law, which may also change. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under non-U.S., state or local law is not covered in this summary.

                   PURPOSE AND EFFECT OF SHAREHOLDER APPROVAL

    Shareholder approval of certain provisions of the 1997 Plan is requested in order to qualify for certain favorable tax federal income tax treatment for optionees and the Company.

    In order to qualify any ISOs granted under the 1997 Plan for favorable tax treatment under the Code, a majority of votes cast at a shareholders meeting must approve the aggregate number of shares that can be issued under the plan (i.e., 3,000,000) and the eligible class of employees under the plan (i.e., certain employees of the Company and its subsidiaries) within twelve months of establishment of the plan.

    In addition, the 1997 Plan makes grants of NQOs to certain executive officers of the Company contingent on shareholder approval of the material terms of the 1997 Plan. Generally, the Company may not deduct compensation in excess of $1,000,000 paid to any one of its five highest paid executive officers within a single fiscal year. The purpose of making these grants contingent on shareholder approval is to secure the "qualified performance based compensation" exemption from the $1,000,000 deduction limit so that the Company will be able to deduct the difference between exercise price and the market value of the underlying Common Stock on NQOs exercised by any of the five highest paid executive officers, if any of them has total compensation (with the exercised
NQOS) that would otherwise exceed $1,000,000 in the year of exercise.

    The 1997 Plan also contains other provisions designed to secure the "qualified performance based compensation" exemption, and thus preserve the Company's tax deduction. Specifically, the maximum number of shares with respect to which options may be granted to any affected individual executive officer during any fiscal year is 2,000,000. In addition, the exercise price of any NQOs granted to an affected officer cannot be less than the market value per share of the Common Stock on the date of grant.

    If shareholder approval is not obtained, all options under the 1997 Plan must be NQOs and benefits under the Plan cannot be extended to the five highest paid executive officers of the Company.

                              BOARD RECOMMENDATION

    The Board believes that approval of the adoption of the 1997 Plan is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR such approval and it is intended that the proxies not marked to the contrary will be so voted. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for the approval of the adoption of the 1997 Plan.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 3)

    The Bylaws of the Company provide that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the fiscal year and to perform such other duties as prescribed from time to time by the Audit Committee.

    During 1997, Price Waterhouse LLP ("Price Waterhouse") audited the Company's annual consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided various other services.

    Subject to ratification by the holders of the Common Stock, the Audit Committee has retained Price Waterhouse as independent accountants to perform the examination of the Company's financial statements for the fiscal year ending June 30, 1998 and to render other services required of them.

    Representatives of Price Waterhouse are expected to be present at the Annual Meeting on October 27, 1997, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                              BOARD RECOMMENDATION

    The Board believes that the ratification of Price Waterhouse as independent accountants of the Company is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR such ratification and it is intended that the proxies not marked to the contrary will be so voted. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for the ratification of the selection of Price Waterhouse as independent accountants of the Company.

                                 OTHER BUSINESS

    Management knows of no business to be brought before the meeting other than the election of directors. If any other proposals come before the meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

                             STOCKHOLDER PROPOSALS

    Proposals by stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before May 26, 1998, to be included in the Proxy Statement and proxy for that meeting. The mailing address of the Company for submission of any such proposal is given on the first page of this Proxy Statement.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE 1997 ANNUAL MEETING IN PERSON.

                                          By Order of the Board of Directors

                                                     /S/ JOHN M. LYNN
                                          --------------------------------------

                                          John M. Lynn,
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

September 15, 1997

                            DUPONT PHOTOMASKS, INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 27, 1997

P         The undersigned hereby appoints David S. Gino and John M. Lynn, or any one or more of them, with full power of substitution, the attorneys and
R proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a Delaware corporation (the "Company"), held of record
O by the undersigned at the close of business on September 8, 1997, at the annual meeting of stockholders of the Company to be held in the San Jacinto
X East Room of the Four Seasons Hotel, 98 San Jacinto Blvd., Austin, Texas 78701, on Monday, October 27, 1997 at 10:00 a.m. Austin time, and at any
Y    adjournment thereof, as follows:

     -----------------------------------------
     COMMENTS/ADDRESS CHANGE: PLEASE MARK     |
     COMMENTS/ADDRESS CHANGE ON REVERSE SIDE. |  (Continued and to be signed on
                                              |    other side)


                                   FOLD AND DETACH HERE

(1)  Election of Directors                                 NOMINEES: J. Michael Hardinger, John L. Doyle, John C. Hodgson,
                                                           Charles O. Holliday, Jr., Peter G. Kehoe, Gary W. Pankonien, John C.
                                                           Sargent, Marshall C. Turner, and Susan A. Vladuchick.
         FOR all nominees            WITHHOLD
        listed to the right            VOTE                (Instructions: To withhold authority to vote for any individual
     (except as marked to the   to vote for all nominees   nominee, write that nominee's name on the following line.)
            contrary)             listed to the right
             /   /                      /   /              -----------------------------------------------------------------

(2)  Approval of the adoption of the 1997 Stock                (4) As such proxies may in their discretion determine upon
     Option and Restricted Stock Plan.                             such other matters as may properly come before the meeting.

      FOR    AGAINST   ABSTAIN                                         The Board of Directors recommends that the stockholders
     /   /    /   /     /   /                                          vote FOR the election of the persons set forth
                                                                       above as directors and the other proposals.
(3) Ratification of Price Waterhouse LLP as
    independent accountants                                            This Proxy shall be voted in accordance with the
                                                                       instructions given, and in the absence of such
      FOR    AGAINST   ABSTAIN                             --------    instructions, the Proxies shall vote for the election
     /   /    /   /     /   /                                     |    of the nominees named above, all of the proposals set
                                                                  |    forth above and such other matters as may properly come
                                                                       before the meeting.

                                                                       By:
                                                                          ------------------------------------------------------

                                                                       ---------------------------------------------------------
                                                                                                 (Print Name)

                                                                       Date:___________________________, 1997

                                                                          THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                                                    BOARD OF DIRECTORS

--------------------------------------------------------------------------------------------------------------------------------
                                                FOLD AND DETACH HERE

                                    PLEASE NOTE

     THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF J. MICHAEL HARDINGER, JOHN L. DOYLE, JOHN C. HODGSON, CHARLES
O. HOLLIDAY, JR., PETER G. KEHOE, GARY W. PANKONIEN, JOHN C. SARGENT, MARSHALL C. TURNER, AND SUSAN A. VLADUCHICK, AS DIRECTORS AND FOR THE OTHER PROPOSALS.

     You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

     When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                               PLEASE SEND IN YOUR PROXY
                               In order that there may be proper representation at the Annual Meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.